Exhibit 10.1

Execution Version

Cooperation Agreement

September 23, 2025

Sachem Head LP
c/o Sachem Head Capital Management LP
250 West 55th Street, 34th Floor
New York, New York 10019

Ladies and Gentlemen:

Performance Food Group Company (the “Company”), on the one hand, and Sachem Head Capital Management LP and Sachem Head LP, together with each of the parties listed on Schedule A and their respective affiliates (collectively, “Sachem Head”), on the other hand, have mutually agreed to the terms contained in this letter agreement (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company and Sachem Head as a “Party” and, collectively, as the “Parties.”

1.
Board Matters.
(a)
Concurrently with and effective upon the execution of this Letter Agreement, Sachem Head hereby irrevocably withdraws the notice of nomination of candidates for election to the board of directors of the Company (the “Board of Directors” or the “Board”) and business proposal intended to be presented at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), submitted to the Company on August 21, 2025 (as supplemented on August 22, 2025, August 25, 2025, August 29, 2025, September 4, 2025, September 5, 2025 and September 17, 2025).
(b)
Concurrently with and effective upon the execution of this Letter Agreement, the Board and all applicable committees thereof shall take such actions as are necessary to (i) increase the size of the Board to thirteen (13) directors and appoint Scott D. Ferguson (the “New Director”) as an independent director of the Company with a term expiring at the 2025 Annual Meeting and (ii) appoint the New Director to the Audit and Finance Committee of the Board (which is the committee where all proposed M&A transactions and other strategic alternatives are discussed), and to appoint the New Director to any committee that may exist as of the date of this Letter Agreement or created hereafter to evaluate potential strategic alternatives or any other Extraordinary Transaction (as defined herein) with respect to the Company. The New Director shall be considered for membership on other committees of the Board in the same manner as other independent members of the Board. In addition, the New Director shall be permitted to attend and participate in meetings of any committee, whether or not a member of such committee, and the Board will, in good faith, provide notice of such committee meetings to the New Director.

(c)
The Board and all applicable committees thereof shall take such actions as are necessary to include the New Director on the slate of nominees recommended by the Board in the Company’s proxy statement for the 2025 Annual Meeting, subject to the New Director agreeing to serve and providing to the Company all customary materials and information as are required of all other director candidates, and such materials and information as are required to be or customarily included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), including the New Director’s consent to being named in the Company’s proxy statement for the 2025 Annual Meeting and any supplement thereto and to serving as a director of the Company if elected (such conditions, the “Director Nomination Conditions”) and, further provided, that the New Director shall not be required to provide documents to the Company that the New Director has already provided, for the avoidance of doubt, including an executed and completed new director questionnaire and consent to be named in the Company’s proxy statement and to serving as a director of the Company if elected, and furthermore, any obligation in the new director questionnaire to provide prompt updates shall be of no further force or effect other than with respect to material changes. Subject to the satisfaction of the Director Nomination Conditions, the Board and all applicable committees thereof shall take such actions as are necessary to recommend and solicit proxies for the election of the New Director at the 2025 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees. Subject to the terms of this Letter Agreement or as otherwise agreed in writing between the parties, Sachem Head and the New Director acknowledge and agree that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including with respect to confidentiality, related party transactions and insider trading (as may be amended from time to time, collectively, “Company Policies”) will be applicable to the New Director in the same manner applicable to such other directors.
(d)
Sachem Head represents and warrants that, as of the date hereof, Sachem Head beneficially owns in the aggregate 3,350,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and has no economic exposure to any additional shares of Common Stock underlying OTC physically or cash settleable total return swaps. Sachem Head acknowledges and agrees that if (i) at any time Sachem Head’s aggregate Net Long Position is less than 1.0% of the then-outstanding shares of Common Stock (as adjusted for any combinations, splits, recapitalizations or similar actions by the Company, the “Minimum Ownership Requirement”) or (ii) as determined by a final non-appealable judgment of a court of competent jurisdiction, the New Director materially breaches any of his obligations under this Letter Agreement and such breach is not cured within ten (10) calendar days after written notice from the Company specifying the breach, Sachem Head shall (A) promptly notify the Company in writing of such event and (B) cause the New Director to immediately tender his resignation from the Board, effective immediately. Concurrently with the execution and delivery of this Letter Agreement, the New Director shall execute and deliver an irrevocable resignation in the form attached here to as Exhibit A. For the avoidance of doubt, the Company’s obligations under Sections 1(b), 1(c) and 1(f) of this Letter Agreement shall automatically terminate upon (i) Sachem Head ceasing to meet the Minimum Ownership Requirement or (ii) any uncured material breach described in this Section 1(d), as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)
Until the Standstill Termination Date (as defined herein), Sachem Head shall, or shall cause its representatives to, appear in person or by proxy at any Stockholder Meeting (as defined herein) and to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (i) the election, removal and/or replacement of directors (other than any removal or replacement of the New Director) and (ii) any other proposal submitted to a vote of the stockholders; provided, however, (A) if both Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders (other than with respect to the election of directors to the Board or the removal of directors from the Board), then Sachem Head shall be permitted (but not required) to vote in accordance with the recommendation of ISS and Glass Lewis; and (B) that Sachem Head shall be permitted to vote in its sole discretion with respect to any proposal to approve an Extraordinary Transaction. Upon the Company’s written request, Sachem Head shall provide the Company with written confirmation and evidence of its compliance with this Section 1(e) no later than two (2) business days prior to the applicable Stockholder Meeting; provided that such written request is received at least five (5) business days in advance.
(f)
The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board and (ii) such other benefits (including, without limitation, compensation, equity-based compensation and other grants, if any, and reimbursement of expenses) on the same basis as all other non-management directors on the Board. The Company agrees that the New Director shall receive all Board notices and other Board materials that the other directors of the Company receive from the Company in the same manner and form and at substantially the same time as the other directors on the Board.
(g)
Prior to the Standstill Termination Date, Sachem Head shall not (including, without limitation, through other persons) and shall cause its controlled affiliates, and its and their respective managing members, principals, partners (other than partners who are solely limited partners), directors, officers and employees not to, and will direct its agents and representatives not to (at Sachem Head’s direction or on Sachem Head’s behalf), directly or indirectly, absent prior written consent by the Company or otherwise expressly permitted by this Letter Agreement:

(i)
acquire, or offer or agree to acquire or acquire rights to acquire, directly or indirectly, by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, or otherwise or direct any Third Party in the acquisition of record or beneficial ownership of any Common Stock or engage in any swap or hedging transaction or other derivative agreements of any nature with respect to any Voting Securities of the Company or any voting rights decoupled from the underlying Voting Securities, in each case, which would result in Sachem Head having aggregate beneficial ownership of and/or economic exposure to more than 4.9% of the Common Stock outstanding at such time (the “Ownership Cap”); provided, however that, having economic exposure to Common Stock in excess of the Ownership Cap shall be permissible as long as such exposure is in the form of swaps or other derivative instruments referencing up to an additional 1.5% of the Common Stock outstanding at such time but only to the extent such swaps or other derivative instruments do not confer beneficial ownership of the referenced Common Stock;
(ii)
(A) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (B) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (C) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (D) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before any Stockholder Meeting; or (E) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting, in each case, other than in a manner consistent with the Board’s recommendation in connection with such matter;
(iii)
form, join or in any way participate in any group (within the meaning of Section 13(d) of the Exchange Act), including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than a group that includes all or some of the members of Sachem Head, but does not include any other entities or persons that are not members of Sachem Head as of the date hereof); provided that nothing herein shall limit the ability of an affiliate of Sachem Head to join such group following the execution of this Letter Agreement, so long as any such affiliate agrees in writing to be bound by the terms and conditions of this Letter Agreement;
(iv)
seek publicly, alone or in concert with others, to amend any provisions of the Company’s organizational documents;

(v)
engage in any solicitation (as defined herein) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal or become a participant (as defined herein) in any such solicitation of proxies or consents;
(vi)
(A) irrespective of whether (1) directly or indirectly or (2) alone or in concert with others, institute, or initiate any litigation, arbitration or other legal proceeding against the Company or any of its subsidiaries, its current or former directors or its officers (including derivative actions), each in their capacity as such, (B) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its subsidiaries or their respective affiliates; or (C) make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or their respective affiliates; provided that nothing herein shall prevent the New Director seeking in good faith to comply with his fiduciary duties under Delaware law from (v) bringing litigation to enforce the provisions of this Letter Agreement, (w) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Sachem Head, (x) exercising statutory appraisal rights, (y) receiving damages or settlement proceeds like any other stockholder in connection with any class action proceeding brought by a named plaintiff other than Sachem Head or (z) make a request under Section 220 of the General Corporation Law of the State of Delaware in his capacity as a director of the Company;
(vii)
make or in any way knowingly participate in, knowingly facilitate or disclose support of, directly or indirectly, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of all or substantially all assets, recapitalization, reorganization, restructuring, liquidation, dissolution, financing or other extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets, including any Change of Control Transaction (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any such transaction (that has not been initiated by Sachem Head) on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require or result in a public announcement regarding any of the types of matters set forth above in this paragraph;

(viii)
make any proposal, announcement, statement or request that is public or is reasonably likely to become public regarding: (A) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any Extraordinary Transaction or exploration thereof including any of the transactions referred to in clause (g)(vii) above (it being understood that this clause (g)(viii)(B) shall not restrict Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); (C) any other change in the Company’s or any of its subsidiaries’ operations, governance, business, corporate strategy, corporate structure, corporate affairs or policies, capital structure or allocation, or share repurchase or dividend policies; (D) causing the Company’s Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (E) causing the Company’s Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(ix)
(A) grant any proxy, consent or other authority to act as to any Voting Securities with respect to any matters (other than to the Company’s named proxies using the Company’s proxy card); or (B) deposit any Voting Securities in a voting trust or subject any Voting Securities to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts or prime brokerage accounts);
(x)
knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote any Voting Securities; or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Letter Agreement);
(xi)
engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company, if doing so would result in Sachem Head failing to have an aggregate Net Long Position in the Company;

(xii)
other than in sale transactions on any stock exchange on which the Company’s securities are then listed or through a broker or dealer where the identity of the purchaser is not known, sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives (including swaps) relating to Common Stock to any Third Party that either (x) has filed a Schedule 13D (or amendment thereto) with respect to the Company or (y) has publicly announced an intention to run (or that the Sachem Head Parties or an affiliate thereof is aware has an intention to run) or is an affiliate of a person that has publicly announced an intention to run (or that the Sachem Head Parties or an affiliate thereof is aware has an intention to run) a proxy contest or submitted stockholder nominations or proposals with respect to any future stockholder meeting of the Company;
(xiii)
enter into any, negotiations, agreements or understandings with or advise, assist, encourage or seek to persuade any Third Party to take any action that Sachem Head is prohibited from taking pursuant to this Section 1(g);
(xiv)
initiate any action challenging the validity or enforceability of this Section 1(g) or this Letter Agreement; or
(xv)
seek or request an amendment, waiver or release of any of the provisions of this Letter Agreement provided that Sachem Head may make confidential requests to the Board for an amendment, waiver or release of any provision of this Letter Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by Sachem Head (and is made by Sachem Head in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, Sachem Head or any other person).

Notwithstanding the foregoing, the restrictions in this Section 1(g) shall not (A) prevent Sachem Head or its representatives from making (i) any factual statement as required by applicable subpoena, legal process or other legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such requirement did not arise as a result of action by Sachem Head) or (ii) any private communication to the Company regarding any matter that would not reasonably be expected to trigger public disclosure obligations for any persons or result in any public disclosure of such communications or (B) prevent Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Letter Agreement or from making public statements regarding how it intends to vote, and the reasons therefor, with respect to any Change of Control Transaction involving the Company that has been publicly announced by the Company or from otherwise advocating in support of (or in opposition to) such Change of Control Transaction to which Sachem Head is not a party following its public announcement.

2.
Confidentiality. Notwithstanding any applicable Company Policies or anything in this Letter Agreement to the contrary, the New Director may share confidential information regarding the Company with the persons described in and in accordance with and subject to a customary confidentiality agreement, which Sachem Head LP and Sachem Head Capital Management LP have entered into with the Company concurrently herewith (the “Confidentiality Agreement”).
3.
Compliance with Securities Laws; Trading in Company Securities. Sachem Head acknowledges its obligations under U.S. securities laws and is aware that the U.S. securities laws may prohibit any person who has received from any issuer material non-public information from purchasing or selling securities of such issuer or from communicating to any other person under circumstances which it is reasonably foreseeable that such person is likely to purchase or sell securities.
4.
Mutual Non-Disparagement. Until the Standstill Termination Date, the Company, on the one hand, and Sachem Head, on the other hand, shall each refrain from making, and shall cause their affiliates and representatives not to make, any public statement, whether written or oral and including any statements to stockholders, analysts or representatives of the media, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of Sachem Head or the Company, respectively, or any of their respective affiliates and representatives. The foregoing shall not prevent the making of any factual statement in the event that the Company or any of its representatives or Sachem Head or any of its representatives is required to make that statement by applicable subpoena, legal process or other legal requirement or from privately communicating such statement to the other Party, any directors or executive officers of the other Party, or any of Sachem Head’s limited partner investors or potential limited partner investors so long as such communications would not reasonably be expected to require or result in any public disclosure of such communications and, with respect to such private communications to Sachem Head’s current or potential limited partner investors, they are consistent with prior practice, are understood to be private communications and not undertaken with the intent to circumvent the restrictions in this Letter Agreement.
5.
Press Release. The Parties agree that the Company will issue the press release (the “Press Release”) attached to this Letter Agreement as Exhibit B promptly following the execution and delivery of this Letter Agreement by the Parties (and in any event within one (1) business day after the date hereof). Prior to the issuance of the Press Release, neither the Company nor Sachem Head shall issue any press release or public announcement regarding this Letter Agreement or the matters discussed herein or take any action that would require public disclosure thereof without the prior written consent of the other Party. Sachem Head acknowledges that the Company may file this Letter Agreement and the Press Release as exhibits to its Form 8-K and the Company agrees that Sachem Head will have a reasonable opportunity to review such Form 8-K in advance of filing and that the Company will consider in good faith any changes requested by Sachem Head to the foregoing filing.

6.
Power and Authority of the Company. The Company represents and warrants to Sachem Head that (a) the Company has the corporate power and authority to execute this Letter Agreement and to bind it thereto, (b) this Letter Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms and (c) the execution, delivery and performance of this Letter Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
7.
Power and Authority of Sachem Head. Sachem Head represents and warrants to the Company that (a) Sachem Head Capital Management LP has the power and authority to execute this Letter Agreement on behalf of itself and to bind each member of Sachem Head thereto, (b) this Letter Agreement has been duly authorized, executed and delivered by such member of Sachem Head, constitutes a valid and binding obligation of such member of Sachem Head and is enforceable against each such member of Sachem Head in accordance with its terms, and (c) the execution of this Letter Agreement by such member of Sachem Head does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of Sachem Head or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.
8.
Termination.
(a)
This Letter Agreement shall terminate at 5:30 p.m., Eastern time, on the later of (i) thirty (30) days prior to the last date pursuant to which non-proxy access stockholder nominations for directors are permitted pursuant to the Company’s Amended and Restated Bylaws in connection with the Company’s 2026 annual meeting of stockholders (such timeframe, the “2026 Nomination Window”), and (ii) twenty (20) days after the date on which the New Director ceases to serve on the Board (such later date, the “Standstill Termination Date”); provided, further, that the Company shall notify the New Director in writing no later than thirty (30) days prior to the first day of the 2026 Nomination Window as to whether the Board, in its sole discretion and subject to the continued satisfaction of the Director Nomination Conditions, will renominate, recommend and solicit proxies for the election of the New Director at the 2026 annual meeting of stockholders; which notification shall be binding upon the Company and enforceable by the New Director, and, if the Company so renominates the New Director, it will recommend and solicit proxies for the election of the New Director at the 2026 annual meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other directors.
(b)
Upon such termination, this Letter Agreement shall have no further force and effect. Notwithstanding the foregoing, (i) the Company’s obligations under Sections 1(b), 1(c) and 1(f) shall terminate upon any material breach of this Letter Agreement by Sachem Head upon ten (10) calendar days’ written notice by the Company to Sachem Head if such breach has not been cured within such notice period; provided that the Company is not in material breach of this Letter Agreement at the time such notice is given or prior to the end of the notice period, (ii) Sachem Head’s obligations under Section 1(g) shall terminate upon any material breach of this Letter Agreement by the Company upon ten (10) calendar days’ written notice by Sachem Head to the Company if such breach has not been cured within such notice period; provided that Sachem Head is not in material breach of this Letter Agreement at the time such notice is given or prior to the end of the notice period and (iii) Sections 8 to 20 shall survive termination of this Letter Agreement, and no termination of this Letter Agreement shall relieve any party of liability for any breach of this Letter Agreement arising prior to such termination.
9.
Fiduciary Duties. Nothing in this Letter Agreement will be deemed to require the violation of the fiduciary duties of any director of the Company (including the New Director) under Delaware law in the director’s capacity as such.
10.
Expenses. Within five Business Days following the date of this Letter Agreement, if practicable, and in any event in accordance with Company’s regular accounts payable procedures, Company will pay to Sachem Head $875,000 as deemed reimbursement in full for the reasonable and documented out-of-pocket costs and expenses incurred by Sachem Head prior to the date hereof in connection with the subject matter of this Letter Agreement. Except as set forth in the preceding sentence, each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Letter Agreement and the transactions contemplated hereby.
11.
Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, DocuSign or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document).
12.
Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law, in the event that any other party seeks to enforce the terms by way of equitable relief.
13.
Applicable Law and Jurisdiction; Jury Waiver. Each of the Company and Sachem Head (a) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the federal, or other state courts located in Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising from this Letter Agreement shall be brought, tried, and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action arising from this Letter Agreement in any court other than the aforesaid courts. The Parties to this Letter Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT.
14.
Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when sent to the email address set forth below, as applicable (provided that there is no automated return email indicating that the email address is no longer valid or active) or (b) if given by any other means, when actually received during normal business hours at the address specified in this section:

If to the Company:

Performance Food Group Company
12500 West Creek Parkway
Richmond, VA 23238
Attention: Brent King
Email: [Redacted]

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Elizabeth Gonzalez-Sussman
Micah Kegley
Richard Grossman
Email: [Redacted]
[Redacted]
[Redacted]

If to Sachem Head:

Sachem Head Capital Management LP
250 West 55th Street, 34th Floor
New York, NY 10019
Attention: Michael D. Adamski
Email: [Redacted]

With a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Richard M. Brand
Kiran S. Kadekar
Email: [Redacted]
[Redacted]

15.
Severability. If at any time subsequent to the date hereof, any provision of this Letter Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Letter Agreement.
16.
No Third-Party Beneficiaries. This Letter Agreement is solely for the benefit of the Company and Sachem Head and is not enforceable by any other persons. No Party to this Letter Agreement may assign its rights or delegate its obligations under this Letter Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void. Subject to the foregoing sentence, this Letter Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

17.
No Waiver. No failure or delay by any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
18.
Certain Definitions. As used in this Letter Agreement: (a) the terms “affiliate” and “associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Standstill Termination Date become associate(s) or affiliate(s) of any applicable person or entity referred to in this Letter Agreement; provided, however, that for purposes of this Letter Agreement, Sachem Head and the Company shall not be associates or affiliates of one another; provided, further, that with respect to Sachem Head, the terms affiliate and associate shall not include any portfolio company of Sachem Head; (b) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; provided that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder; (d) the term “Change of Control Transaction” means (i) any transaction pursuant to which any person becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, (ii) any merger or stock-for-stock transaction with a Third Party whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, (iii) the sale of all or substantially all of the Company’s assets to a Third Party or (iv) any business combination with US Foods Holding Corp.; (e) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers to or from such person, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons, “ for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (f) the term “representatives” means (i) a person’s affiliates and associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its affiliates; (g) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (h) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either

Party; and (i) the term “Voting Securities” means any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors.
19.
Interpretation and Construction. The Company and Sachem Head acknowledge that each Party has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Letter Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Letter Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Letter Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Sachem Head, and any controversy over interpretations of this Letter Agreement will be decided without regard to events of drafting or preparation. Whenever (i) the words “include,” “includes,” or “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation”, (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement, (iii) the word “or” is not exclusive, and (iv) references to “Sections” in this Letter Agreement are references to Sections of this Letter Agreement unless otherwise indicated. The headings set forth in this Letter Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Letter Agreement or any term or provision of this Letter Agreement.
20.
Entire Agreement. This Letter Agreement, including Schedule A and Exhibits A and B attached to this Letter Agreement and the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof. This Letter Agreement may be amended only by an agreement in writing executed by the Company and Sachem Head.

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

PERFORMANCE FOOD GROUP COMPANY

By:/s/ A. Brent King
Name: A. Brent King

Title: EVP, General Counsel and Secretary

Acknowledged and agreed to as of the date first written above:

SACHEM HEAD CAPITAL MANAGEMENT LP

By: UNCAS GP LLC, its General Partner

By:/s/ Scott Ferguson
Name: Scott Ferguson

Title: Managing Member

SACHEM HEAD LP

By: Sachem Head GP LLC, its General Partner

By:/s/ Scott Ferguson
Name: Scott Ferguson

Title: Managing Member

[Signature Page to Letter Agreement]

SCHEDULE A

LIST OF SACHEM HEAD PARTIES

Sachem Head Capital Management LP

Sachem Head LP

Uncas GP LLC

Sachem Head GP LLC

Scott D. Ferguson

SH Stony Creek Master Ltd.

Sachem Head Master LP

Sachem Head Offshore Ltd.

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION LETTER

[●], 20[●]

Board of Directors
Performance Food Group Company
12500 West Creek Parkway
Richmond, VA 23238

Re: Irrevocable Resignation

Ladies and Gentlemen,

This letter is delivered pursuant to Section 1(d) of the Cooperation Agreement, dated as of September 23, 2025 (the “Letter Agreement”), by and between the Company and Sachem Head. Capitalized terms used herein but not defined shall have the meaning set forth in the Letter Agreement.

I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve, subject to the Board’s acceptance of this resignation, effective upon the earliest of (i) the date on which Sachem Head ceases to satisfy the Minimum Ownership Requirement and (ii) the date on which Sachem Head has been determined by a final non-appealable judgment of a court of competent jurisdiction to have materially breached any of its obligations under the Letter Agreement (and not cured such breach within ten (10) calendar days after written notice from the Company specifying such breach).

This resignation is irrevocable and may not be withdrawn by me at any time.

Name:

EXHIBIT B

PRESS RELEASE

NEWS RELEASE
For Immediate Release	Investors:	Media:
	Bill Marshall	Leigh Parrish or Adam Pollack
	Sr. Vice President, Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
	(804) 287-8108	(212) 355-4449
bill.marshall@pfgc.com

Performance Food Group Appoints Scott Ferguson to Board of Directors

Enters into Cooperation Agreement with Sachem Head

RICHMOND, Va., September 23, 2025 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced the appointment of Scott Ferguson, Founder and Managing Partner of Sachem Head Capital Management LP (“Sachem Head”), to its Board of Directors (the “Board”), effective immediately.

Manuel Fernandez, Lead Independent Director of the PFG Board, said, “Scott’s appointment reflects a shared commitment to PFG’s continued success and to enhancing stockholder value. He brings important investor perspective as well as food distribution industry and corporate governance experience. As the team continues to build on the momentum already underway and we evaluate potential paths forward with US Foods, we are confident Scott’s expertise will be a valuable addition to the Board.”

George Holm, Chairman and Chief Executive Officer of PFG, said, “This outcome is the result of constructive engagement with Scott and his team and demonstrates our Board’s openness to fresh perspectives. I look forward to working alongside Scott and the rest of the Board as we continue to grow our business to drive shareholder value.”

Mr. Ferguson said, “We appreciate the positive dialogue we have had with PFG’s Board and management. I look forward to serving on the Board and helping to identify the best value-enhancing path forward for all shareholders.”

With the appointment of Mr. Ferguson, PFG’s board will increase to 13 directors, 12 of whom are independent. Mr. Ferguson will be appointed to the Audit and Finance Committee.

In connection with today’s announcement, PFG has entered into a cooperation agreement (the “Agreement”) with Sachem Head and certain affiliates, pursuant to which Sachem Head has agreed to a customary standstill, voting and confidentiality commitments, among other provisions. Details of the Agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Advisors

BofA Securities and JP Morgan are serving as financial advisors, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to the Company. White & Case LLP is serving as legal advisor, and Longacre Square Partners is serving as strategy and communications advisor, to Sachem Head.

About Scott Ferguson

Scott is the managing partner and portfolio manager of Sachem Head Capital Management, a value-oriented investment management firm based in New York. Prior to founding Sachem Head, he spent nine years at Pershing Square Capital Management, which he joined at the firm’s inception in 2003. Prior to Pershing Square, Scott earned an M.B.A. from Harvard Business School in 2003 and was a vice president at American Industrial Partners, an operations focused private equity firm, from 1999 to 2001. Scott was also a business analyst at McKinsey & Company from 1996 to 1999. Scott graduated from Standford University with an A.B. in Public Policy in 1996.

He currently serves on the board of directors of the Henry Street Settlement and is also a board member at the Robin Hood Foundation. Scott has served on the Supervisory Board of Delivery Hero SE, a leading global food delivery company, since June 2024 and was formerly on the boards of Elanco Animal Health Incorporated, Olin Corporation, Autodesk, Inc. and US Foods Holding Corp.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our approximately 43,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers

Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2025 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•
costs and risks associated with a potential cybersecurity incident or other technology disruption;
•
our reliance on technology and risks associated with disruption or delay in implementation of new technology, including artificial intelligence;
•
economic factors, including inflation or other adverse changes such as a downturn in economic conditions, geopolitical events, tariff increases, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
•
our reliance on third-party suppliers;
•
labor relations and cost risks and availability of qualified labor;
•
competition in our industry is intense, and we may not be able to compete successfully;
•
we operate in a low margin industry, which could increase the volatility of our results of operations;
•
we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•
our profitability is directly affected by cost inflation and deflation, commodity volatility, and other factors;
•
we do not have long-term contracts with certain customers;
•
group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•
changes in eating habits of consumers;
•
extreme weather conditions, including hurricane, earthquake and natural disaster damage and extreme heat or cold;
•
volatility of fuel and other transportation costs;
•
our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•
our inability to increase our sales in the highest margin portion of our business;
•
changes in pricing practices of our suppliers;
•
our growth and innovation strategy may not achieve the anticipated results;
•
risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire or that we incur significant integration costs;

•
a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
•
negative media exposure and other events that damage our reputation;
•
impact of uncollectibility of accounts receivable;
•
the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
•
the potential impacts of shareholder activists or potential bidders;
•
the integration of artificial intelligence into our processes;
•
environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
•
our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
•
increase in excise taxes or reduction in credit terms by taxing jurisdictions;
•
the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
•
adverse judgments or settlements or unexpected outcomes in legal proceedings;
•
risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
•
our ability to raise additional capital on commercially reasonable terms or at all;
•
the possibility that the expected synergies and other benefits from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period; and
•
actions due to activist stockholders or unsolicited bidders, including as a result of any proxy contest or potential changes on the Board.

Performance Food Group Contacts:

Investors:

Bill Marshall

SVP, Investor Relations

(804) 287-8108

Bill.Marshall@pfgc.com

Media:

Leigh Parrish or Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Sachem Head Contact:

Dan Zacchei / Joe Germani

Longacre Square Partners

Sachem@Longacresquare.com